Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES $21 MILLION EQUITY TRANSACTION

FOR IMMEDIATE RELEASE

December 11, 2008

COEUR D’ALENE, IDAHO — Hecla Mining Company (HL:NYSE) today announced it has entered into a definitive agreement to sell securities to selected institutional investors for aggregate gross proceeds of $21 million. The offering will be made pursuant to Hecla’s existing Form S-3 shelf registration statement and base prospectus filed with the Securities and Exchange Commission (SEC). The offering is expected to close no later than December 15, 2008, subject to the satisfaction of customary closing conditions.

The securities in the sale include approximately 10.24 million shares of Hecla’s common stock, priced at $2.05 per share, along with Series 1 warrants to purchase up to approximately 7.68 million shares of Hecla common stock at an exercise price of $2.45 per share, expiring in five years; and Series 2 warrants to purchase up to 7.68 million shares of Hecla common stock at an exercise price of $2.35 per share, expiring on February 28, 2009.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM), acted as the exclusive placement agent for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A prospectus supplement relating to this offering will be filed with the SEC. Copies of the prospectus supplement together with the accompanying prospectus may be obtained at the SEC’s website at www.sec.gov or from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY, 10020.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and “HL-PrC.”

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact: Vicki Veltkamp, Vice President – Investor and Public Relations, 208-769-4128

Hecla Mining Company news releases can be accessed on the

Internet at: www.hecla-mining.com

6500 N Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612